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                                                                   Exhibit 10.19


                               CRM HOLDINGS, LTD.

                    EMPLOYMENT AGREEMENT FOR ROBERT POLANSKY

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                                                                               .
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                               CRM HOLDINGS, LTD.

                    EMPLOYMENT AGREEMENT FOR ROBERT POLANSKY

1.  Term..................................................................     1
2.  Position, Duties and Responsibilities.................................     1
3.  Base Salary...........................................................     2
4.  Incentive Awards......................................................     2
5.  Long-Term Incentive Programs..........................................     2
6.  Other Payments........................................................     2
7.  Employee Benefit Programs.............................................     3
8.  Disability............................................................     3
9.  Reimbursement of Business and Other Expenses..........................     3
10. Termination of Employment.............................................     4
11. Confidentiality; Litigation Cooperation; Non-disparagement............     6
12. Non-competition.......................................................     7
13. Non-solicitation......................................................     7
14. Remedies..............................................................     8
15. Resolution of Disputes................................................     8
16. Indemnification.......................................................     8
17. Miscellaneous.........................................................     9

                              EMPLOYMENT AGREEMENT

     AGREEMENT, made and entered into as of the 22nd day of December 2006 ("EFFECTIVE DATE") by and between CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, "CRM"), and Robert Polansky (the "EXECUTIVE").

                                   WITNESSETH:

     WHEREAS, CRM desires to employ Executive and Executive desires to accept such employment, pursuant to an agreement embodying the terms of such employment (this "AGREEMENT").

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, CRM and Executive (individually a "PARTY" and together the "PARTIES") agree to be bound in accordance with the terms of this Agreement.

     1. Term.

          The term of Executive's employment under this Agreement shall commence on Effective Date and end on the third anniversary of such date (the "TERM"), unless terminated earlier in accordance herewith. The Original Term shall be automatically renewed for successive one-year terms (the "RENEWAL TERMS") unless at least 30 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. "TERM" shall mean the Original Term and all Renewal Terms.

     2. Position, Duties and Responsibilities.

          (a) Generally. Executive shall serve as SVP-Sales and Product Development ("SVP") of CRM. In such capacity, Executive shall report to the Chief Executive Officer. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the top sales executive of similar size companies and businesses as CRM, as are consistent with such positions and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of SVP-Sales and Product Development of CRM.

          (b) Other Activities. During the Term, Executive may (i) serve on the boards of directors of trade associations and/or charitable organizations, provided that Executive shall notify the Chief Executive Officer of any such position, (ii) engage in charitable activities and community affairs, and (iii) manage personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties as SVP-Sales and Product Development.

          (c) Place of Employment. Executive's principal place of employment shall be the corporate offices of CRM.


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     3. Base Salary.

          Executive shall be paid an annualized salary ("BASE SALARY") of $250,000 in accordance with CRM's normal pay practices. The Base Salary shall be reviewed by the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board of Directors (the "BOARD") no less than annually.

     4. Incentive Awards.

          Executive shall be eligible to participate in CRM's annual incentive compensation plan with a target annual incentive award opportunity of 40% of Base Salary ("ANNUAL INCENTIVE"). For the 2007 performance period, Executive's Annual Incentive shall be no less than $50,000, provided that he does not terminate his employment with CRM voluntarily prior to the date such bonuses are paid to CRM executives in 2008.

     5. Restrictive Stock Grant

          Executive shall be eligible to receive up to 50% of Base Salary as an annual bonus with a targeted annual Restricted Stock Grant equal to 30% of his Base Salary Amount, dependent on achievement of individual performance objectives, company profitability and stock price. The Restricted Stock Grant shall be paid in restricted stock upon terms and conditions contained in the Company's equity incentive program currently in existence.

     6. Other Payments.

          (a) Cash Signing Bonus. Executive shall be entitled to receive $35,000 in cash ("CASH SIGNING BONUS") within 5 business days of his initial date of employment ("INITIAL EMPLOYMENT DATE") with CRM. In the event that Executive voluntarily terminates his employment with CRM within 12 months after the date he receives the Cash Signing Bonus, he shall repay the entire amount of the Cash Signing Bonus to CRM within 10 days after his final day of employment.

          (b) Stock Signing Bonus. Executive shall be entitled to receive $187,500 in restricted stock of CRM within 5 business days of his Initial Employment Date ("STOCK SIGNING BONUS"). (The number of shares delivered to Executive shall be determined by the Committee, based upon the closing price of the Company's stock as quoted on the NASDAQ national market on the Initial Employment Date). The Stock Signing Bonus shall vest in three equal installments on the first 3 anniversaries of the Initial Employment Date.

          (c) Car Allowance. Executive shall receive a $750 a month car allowance, to cover the cost of owning, operating, maintaining and insuring a motor vehicle of his choosing.

          (d) Vacation. As of the Initial Employment Date, Executive shall be entitled to five (5) weeks of paid vacation and shall take holidays in accordance with CRM's standard holiday schedule as amended from time to time.


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     7. Employee Benefit Programs.

          During the Term, Executive shall be entitled to participate in CRM's employee benefit plans and programs as such plans or programs may be in effect from time to time, including, without limitation, health, medical and dental coverage (together, "WELFARE BENEFITS").

     8. Disability.

          (a) If Executive becomes "Disabled" (as defined below) during the Term, Executive shall receive 60% of his Base Salary, at the annual rate in effect on the commencement date of his eligibility for CRM's long-term disability benefits ("COMMENCEMENT DATE") for a period beginning on the Commencement Date and ending with the earlier to occur of (A) Executive's attainment of age 65, or (B) Executive's commencement of retirement benefits from CRM. If Executive ceases to be Disabled 180 days thereafter, he may elect to resume such position by written notice to CRM within 15 days after CRM delivers its request. If he resumes such position, he shall thereafter be entitled to his Base Salary at the annual rate in effect for the year he resumes his position and a Pro Rata Annual Incentive (as defined). If he ceases to be disabled 180 days thereafter and does not offer to resume his position in accordance with the preceding sentence, he shall be treated as if he voluntarily terminated his employment as of the date Executive ceases to be disabled. If Executive is not offered his position by CRM after he ceases to be Disabled during the Term, he shall be treated as if his employment was terminated without Cause as of the date Executive ceases to be Disabled.

          (b) Executive shall be entitled to a Pro Rata Annual Incentive assuming Target performance for the year in which the termination occurs, such bonuses payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the termination. If Executive recommences his position in accordance with Section 8(a), he shall be entitled to a Pro Rata Annual Incentive assuming Target performance for the year he resumes such position.

          (c) During the period Executive is Disabled, he shall be treated as an employee for purposes of all employee benefits, plans and programs in which he was participating on the Commencement Date, except for any annual salary increases or any new long-term incentive plan grants during any Disability period.

          For purposes of this Agreement, "DISABILITY" means Executive's inability, due to physical, mental, or emotional injury or limitation, to substantially perform the usual and customary duties of his employment, for a period of 180 consecutive days.

          (d) The benefits provided for in this Section 8 are instead of, and not in addition to, any benefits provided for by the Company's long-term disability policy, for which Executives waives payment upon complete satisfaction of the Company's obligations to him under this Section 8.


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     9. Reimbursement of Business and Other Expenses.

          Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and CRM shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with CRM's applicable policies.

     10. Termination of Employment.

          (a) Death. If Executive dies during the Term or any Renewal Term, Executive's estate and/or beneficiaries shall be entitled to (and their sole remedies under this Agreement shall be):

               (i) Base Salary through the date of Executive's death;

               (ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), (together, with unpaid Base Salary, "ACCRUED AMOUNTS");

               (iii) Pro Rata Annual Incentive for the year in which the date of termination ("TERMINATION DATE") occurs assuming Target performance ("PRO RATA ANNUAL INCENTIVE"):

               (iv) immediate vesting of all unvested and outstanding stock options, (and the right to exercise all such stock options for one year), the removal of any and all restrictions regarding any restricted stock or deferred stock units, and the vesting and settlement of any performance awards at target award levels (together, "EQUITY ACCELERATION"); and

               (v) other or additional benefits then due or earned in accordance with applicable plans and programs of CRM ("ENTITLEMENTS").

          (b) Termination by CRM for Cause.

               (i) In the event CRM terminates Executive's employment for Cause, Executive's sole remedies under this Agreement shall be to receive his Accrued Amounts and any Entitlements. Executive shall not be entitled to receive any Severance Pay (as defined) or Welfare Benefits continuation, and his equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements.

               (ii) "CAUSE" shall mean Executive's:

                    (A) breach of Sections 11, 12 or 13 of this Agreement;

                    (B) conviction of, or plea of nolo contendre to, any felony, or any act that is materially and demonstrably injurious to CRM's financial condition or reputation;

                    (C) engaging in conduct constituting gross neglect or


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          misconduct in carrying out his duties under this Agreement and that is demonstrably injurious to CRM's financial condition or reputation; or

                    (D) act or series of acts constituting misconduct resulting in a restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.

          (c) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death or Disability, or by Executive for Good Reason, Executive shall be entitled to receive only his Accrued Amounts and Entitlements.

          (d) Termination by the Company without Cause or by Executive for Good Reason. If CRM terminates Executive's employment without Cause (which termination shall be effective as of the date specified by CRM in a written notice to Executive), other than due to Executive's death or Disability, or if Executive terminates his employment for Good Reason (as defined below), Executive's sole remedies under this Agreement shall be to receive:

               (i) all Accrued Amounts; (ii) a Pro Rata Annual Incentive for the year in which the Termination Date occurs; (iii) all Entitlements, and (iv) continuation of Welfare Benefits for 12 months.

               (ii) In addition, Executive shall be entitled to receive severance pay ("SEVERANCE PAY") in cash equal to the sum of (A) the Base Salary amount immediately prior to the Termination Date (unless a reduction in Base Salary is the reason for a Good Reason termination, in which case, the Base salary amount prior to any such reduction), plus (B) Executive's Annual Incentive opportunity (assuming Target performance) for the year in which the termination occurs.

          (e) Certain definitions. For purposes of this Agreement, "GOOD REASON" shall mean Executive's termination of his employment with CRM following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                    (A) any failure by CRM to perform any material obligation under, or breach by CRM of any material provision of, this Agreement that is not cured within 30 days;

                    (B) a relocation of CRM's corporate offices outside a 50-mile radius of CRM's then corporate offices and which would increase Executive's commute by 50 miles; or

                    (C) any failure to secure the agreement of any successor corporation (or other entity) to CRM to fully assume CRM's obligations under this Agreement.

          (f) Timing of Termination Pay. All Severance Pay and other payments due Executive hereunder shall be delivered no later than 15 days after the Termination Date,


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provided that if Executive is deemed to be a "key employee" for purposes of
Internal Revenue Code Section 409A ('CODE SECTION 409A"), such payments shall not be made to Executive by CRM until 6 months after the Termination Date if necessary to avoid incurring excise taxes under Code Section 409A.

          (g) Mitigation and Offset. Executive has no obligation to mitigate payments due him pursuant to this Agreement; however, CRM has the right to deduct any amounts owed to CRM by Executive from payments due to Executive from CRM.

          (h) Release of Employment Claims. As a condition to receipt of the payments and benefits provided for in this Agreement, Executive agrees to execute a release, in a form reasonably satisfactory to CRM, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement, Executive's rights under any of CRM's incentive compensation and employee benefit plans and programs, and any claim for any tort for personal injury not arising out of or related to his termination of employment).

     11. Confidentiality; Litigation Cooperation; Non-disparagement.

          (a) Confidentiality. During the Term and at all times thereafter, Executive shall not disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any CONFIDENTIAL INFORMATION except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of CRM or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to CRM to allow CRM the opportunity to object to or otherwise resist such order.

     For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all information concerning the business of CRM relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding CRM's business or industry properly acquired by Executive in the course of his career as an executive in CRM's industry and independent of Executive's employment by CRM. For this purpose, information known or available generally within the trade or industry of CRM shall be deemed to be known or available to the public.

          (b) Non-Disclosure. During the Term and at all times thereafter, Executive shall not disclose the existence or contents of this Agreement except as otherwise publicly known and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to CRM to allow CRM the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be


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advised not to disclose such information.

          (c) Litigation Cooperation. Executive agrees to cooperate with CRM, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of CRM in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist CRM, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to CRM, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. CRM agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

          (d) Non-Disparagement. Executive agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage CRM or their respective officers, directors, employees, advisors, businesses or reputations. CRM agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason), CRM will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive, his business or reputation. However, nothing in this Agreement shall preclude either of Executive or CRM from making truthful statements or disclosures required by applicable law, regulation or legal process.

     12. Non-competition.

          (a) During the Restriction Period (as defined in Section 12(b) below), Executive shall not engage in Competition with CRM or any Subsidiary. "COMPETITION" shall mean engaging in any activity, directly or indirectly, except as provided below, for a Competitor of CRM, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "COMPETITOR" shall mean any corporation or other entity which competes with the business conducted by CRM, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period, which activities are competitive with the activities of CRM. Executive shall not be deemed indirectly overseeing or managing the activities of such Competitor which are competitive with the activities of CRM so long as he does not regularly participate in discussions with regard to the conduct of the competing business.

          (b) For the purposes of this Section 12, "RESTRICTION PERIOD' shall mean the period beginning with the Effective Date and ending 12 months following the Termination


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Date.

     13. Non-solicitation.

     During the period beginning with the Effective Date and ending 12 months following the Termination Date, Executive shall not induce employees of CRM to terminate their employment, nor shall Executive solicit or encourage any of CRM's customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with CRM, to terminate or diminish their relationship with CRM or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of CRM or any person who was employed by CRM within 180 days of such hiring.

     14. Remedies.

     If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above, CRM (a) subject to Section 15, shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11, 12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for CRM; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.

     15. Resolution of Disputes.

     Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, (other than seeking injunctive relief under Section 14), shall be resolved by binding arbitration, to be held at an office closest to CRM's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, CRM shall continue payment of all amounts and benefits due Executive under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but CRM shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

     16. Indemnification.

          (a) Company Indemnity. CRM agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of CRM or is or was serving at the request of CRM as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a


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director, officer, member, employee or agent, Executive shall be indemnified and held harmless by CRM to the fullest extent legally permitted or authorized by CRM's by-laws or resolutions of CRM's Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of CRM or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. CRM shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by CRM of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

          (b) No Presumption Regarding Standard of Conduct. Neither the failure of CRM (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 16(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by CRM (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

          (c) Liability Insurance. CRM agrees to continue and maintain a directors and officers' liability insurance policy covering Executive to the extent CRM provides such coverage for its other executive officers.

     17. Miscellaneous.

          (a) Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

          (b) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of CRM under this Agreement may be assigned or transferred by CRM except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of CRM, provided that the assignee or transferee is the successor to all or substantially all of the assets of CRM and such assignee or transferee assumes the liabilities, obligations and duties of CRM, as contained in this Agreement, either contractually or as a matter of law. CRM further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of CRM hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive


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

other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

          (c) Representation. CRM represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

          (d) Entire Agreement. This Agreement shall become effective as of the Effective Date. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

          (e) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of CRM. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of CRM, as the case may be.

          (f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (g) Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          (h) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving CRM written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          (i) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. CRM and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York or (ii) any of the courts of the State of New York. CRM and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. CRM and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and


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any defense of inconvenient forum.

          (j) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

               If to CRM:       CRM Holdings, Ltd.
                                Skandia International House
                                40 Church Street
                                Hamilton HM 12
                                Bermuda

               If to Executive: Mr. Robert Polansky
                                [insert address]
                                Short Hills, NY 07---

          (k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (l) Counterparts. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                        CRM HOLDINGS, LTD


                                        By: /s/ Daniel G. Hickey
                                            ------------------------------------
                                        Name: Mr. Daniel G. Hickey, Jr.
                                        Title: Co-CEO


                                        By: /s/ Robert Polansky
                                            ------------------------------------
                                        Name: Mr. Robert Polansky


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                                    EXHIBIT A

                                  Defined Terms

(a)  "Accrued Amounts" has the meaning set forth in Section 10(a).

(b)  "Base Salary" has the meaning set forth in Section 3.

(c)  "Cause" shall have meaning set forth in Section 10(b).

(d)  "Commencement Date" has the meaning set forth in Section 8(a).

(e)  "Compensation Committee" has the meaning set forth in Section 3.

(f)  "Competitor" or "Competition" has the meaning set forth in Section 12(a).

(g)  "Confidential Information" has the meaning set forth in Section 11 (a).

(h)  "Disability" has the meaning set forth in Section 8(c).

(i)  "Entitlements" has the meaning set forth in Section 10(a).

(j)  "Good Reason" has the meaning set forth in Section 10(e).

(k)  "Proceeding" has the meaning set forth in Section 16(a).

(l)  "Pro Rata Annual Incentive" has the meaning set forth in Section 10(a).

(m)  "Restriction Period" has the meaning set forth in Section 12(b).

(n)  "Severance Pay" has the meaning set forth in Section 10(d).

(o) "Target" means the target level of performance and associated Annual Incentive designated by the Compensation Committee with respect to Executive for that relevant operating period.

(p)  "Term" has the meaning set forth in Section 1(a).

(q)  "Termination Date" has the meaning set forth in Section 10(a).

(r)  "Welfare Benefits" has the meaning set forth in Section 7.


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